Exhibit 11



                         BANDO McGLOCKLIN CAPITAL CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE




                                              QUARTER ENDED  MARCH 31,

                                                 1997           1996

    PRIMARY:

    Average number of common shares
    outstanding                                3,695,659      3,766,127

    Incremental shares calculated
    using the treasury stock method               21,966         26,607
                                               ---------      ---------
    Weighted average shares
    outstanding                                3,717,625      3,792,734
                                               =========      =========

    Net Income                                  $744,524       $708,320
                                               =========      =========
    Primary net income per common
    share                                          $0.20          $0.19
                                               =========      =========


    FULLY DILUTED:

    Average number of common shares            3,695,659      3,766,127
    outstanding

    Incremental shares calculated
    using the treasury                            61,486         26,607
       stock method                            ---------      ---------

    Weighted average shares                    3,757,145      3,792,734
    outstanding                                =========      =========


    Net Income                                  $744,524       $708,320
                                               =========       ========

    Fully diluted net income per                   $0.20          $0.19
    share                                      =========       ========